AMERICAN STATE BANK

TERM NOTE

$450,000.00 Odessa, Texas May 1, 2010

1. For value received, BARON ENERGY, INC., a Nevada corporation (the “Maker”), promises to pay to the order of AMERICAN STATE BANK, a Texas banking association (the “Bank”), at its offices at 620 N. Grant Avenue, Odessa, Texas 79761, in lawful money of the United States of America, the sum of FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($450,00.00), together with interest on the principal amount from time to time outstanding hereunder, from the date of disbursement of such principal until maturity, at a variable rate of interest per annum (the “Variable Rate") equal to the “American State Bank Base Rate”, as defined below, plus two and one-half percentage points (2.5%), never to be less than six and one-half percentage points (6.50%), and in no event to exceed the “Highest Lawful Rate,” as defined below, with adjustments to the Variable Rate to be made on the same date as the effective date of any change in the American State Bank Base Rate and adjustments due to changes in the Highest Lawful Rate to be made on the effective date of any change in the Highest Lawful Rate.

2. This Note is executed pursuant to the terms of that certain Loan Agreement, dated as of May 1, 2010, by and among Maker, as Borrower; Ronnie L. Steinocher, Lisa P. Hamilton, and Pierce-Hamilton Energy Partners LP, as Guarantors; and Bank, as Lender (the “Loan Agreement”). This Note incorporates by reference the terms of the Loan Agreement. In the event of a conflict between the terms of this Note and the terms of the Loan Agreement, the terms of the Loan Agreement shall be deemed to be controlling.

3. Notwithstanding the foregoing, if at any time the Variable Rate exceeds the Highest Lawful Rate, the rate of interest to accrue on this Note shall be limited to the Highest Lawful Rate, but any subsequent reductions in such Variable Rate shall not reduce the rate of interest to accrue on this Note below the Highest Lawful Rate until the total amount of interest accrued on this Note equals the amount of interest which would have accrued if the Variable Rate had at all times been in effect.

4. If at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest which would have accrued if the Variable Rate had at all times been in effect, then Maker agree to pay to Bank, to the extent permitted by law, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have accrued on this Note if the Highest Lawful Rate had at all times been in effect, or (ii) the amount of interest which would have accrued if the Variable Rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Note.

5. The term “American State Bank Base Rate” shall mean the rate announced by Bank as its base lending rate as of the beginning of each Business Day, as hereinafter defined, (and for holidays or weekends the Base Rate shall be the American State Bank Base Rate as of the close of business on the most recent Business Day immediately preceding such weekend or holiday) before all sums payable hereunder have been paid in full. Without notice to the Maker or any other person, the Base Rate may change from time to time pursuant to the preceding sentence. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Base Rate. Business Day shall mean a day other than a Saturday, Sunday, or legal holiday for commercial banks under the laws of the State of Texas.

6. The term “Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged, collected or received by the Bank in connection with this Note under laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

7. The principal balance of this Note shall be due and payable on or before September 1, 2010.

8. Interest, computed on the unpaid principal balance of this Note shall be due and payable as it accrues monthly, commencing on June 1, 2010, and thereafter on the first day of each and every succeeding month during the term hereof, until maturity, September 1, 2010, when the entire amount of this Note, principal and accrued, unpaid interest, shall be due and payable.

9. All past due principal and interest on this Note shall bear interest from the maturity thereof until paid, at the Highest Lawful Rate. Interest on this Note shall be computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest over a year of 360 days, times the outstanding principal balance, times the actual number of days the principal is outstanding, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per diem basis of 360 days.

10. If an Event of Default should occur under the Loan Agreement, thereupon, following any applicable notice and cure provisions, at the option of Bank, the principal balance and accrued interest of the Note, and any and all other indebtedness of Maker to Bank shall become and be due and payable forthwith without demand, notice of default, notice of acceleration, notice of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Bank may waive any default without waiving any prior or subsequent default.

11. If a payment is ten (10) days or more late, Maker will be charged five percent (5%) of the regularly scheduled payment.

12. To the extent not prohibited by applicable law, Maker will pay all reasonable costs and expenses and reimburse Bank for any and all expenditures of every character incurred or expended from time to time, regardless of whether an Event of Default shall have occurred, in connection with (a) Bank’s evaluating, monitoring, administering and protecting the Mortgaged Property, as hereinafter defined, and (b) Bank’s creating, perfecting or realizing upon Bank’s security interest in and liens on the Mortgaged Property, and all reasonable costs and expenses relating to Bank’s exercising any of its rights and remedies under this or any other instrument now or hereafter securing the Indebtedness or at law, including, without limitation, all filing fees, taxes, brokerage fees and commissions, title review and abstract fees, Uniform Commercial Code search fees, other fees and expenses incident to title searches, reports and security interests, escrow fees, attorneys’ fees, legal expenses, court costs, fees and expenses incurred in connection with any complete or partial liquidation of the Mortgaged Property, and all fees and expenses for any professional services relating to the Mortgaged Property or any operations conducted in connection with it; provided, however, that no right or option granted by Maker or Bank or otherwise arising pursuant to any provision of this or any other instrument shall be deemed to impose or admit a duty on the Bank to supervise, monitor or control any aspect of the character or condition of the Mortgaged Property or any operations conducted in connection with it for the benefit of Maker or any other person or entity other than the Bank.

13. If this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection hereof, Maker and each other liable party agrees to pay Bank their collection costs, including a reasonable amount for attorney’s fees, but in no event to exceed the maximum amount permitted by law. Maker and each other liable party is and shall be directly and primarily, jointly and severally, liable for the payment of all sums called for hereunder, and Maker and each other liable party hereby expressly waives bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security, and Maker and each other liable party hereby consents to and agrees to remain liable hereon regardless of any renewals, extensions for any period or rearrangements hereof, or partial prepayments hereon, or any release or substitution of security hereof, in whole or in part, with or without notice, from time to time, before or after maturity.

14. It is the intent of the Maker and Bank in the execution and performance of this note to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect. For purposes hereof, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this note. In furtherance thereof, the Bank and the Maker stipulate and agree that none of the terms and provisions contained in this note, shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Highest Lawful Rate. In the event the Bank or any other holder of the note ever charges or contracts for any amount in excess of lawful interest, the documents or instruments constituting such charge or contract shall be ipso facto modified without any further action by any party so that no amount in excess of lawful interest shall be charged or contracted for. If the Bank or any other holder of the note ever receives, collects or applies as interest any amount in excess of lawful interest, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of the note, and, if upon such application the principal balance of the note is paid in full, any remaining excess shall be forthwith paid to the Maker. In determining whether or not the interest paid or payable under any specific contingency exceeds the Highest Lawful Rate, the Maker and the Bank shall, to the maximum extent permitted under applicable law, (a) treat all advances as but a single extension of credit (and the Maker and the Bank agree that such is the case and that provision herein for multiple advances is for convenience only), (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) “spread” the total amount of interest throughout the entire contemplated term of the note. The provisions of this paragraph shall control over all other provisions of the note or other documents executed in connection with this note which may be in apparent conflict herewith.

15. Except as otherwise provided in the Loan Documents, all payments and prepayments on this Note, including proceeds from the exercise of any Rights of the Bank under the Loan Documents, shall be applied to this Note in the following order: (i) first, to the accrued interest on this Note being paid or prepaid; (ii) to the principal of this Note being paid or prepaid, with the amounts so prepaid to be applied upon installments of most remote maturity; (iii) to any remaining obligation of Borrower under the Loan Agreement, and (iv) last, to reasonable expenses for which the Bank shall not have been reimbursed under the Loan Documents and then to all amounts to which the Bank is entitled to indemnification under the Loan Documents.

16. Maker reserve the option of prepaying the principal of this Note, in whole or in part, at any time after the date hereof without penalty. At the option of Bank, it may demand (at any time at or after prepayment) all accrued and unpaid interest with respect to the principal amount prepaid through the date of prepayment. All amounts of principal so prepaid and received by the owner and holder of this Note shall be applied to the last maturing installments of this Note in their inverse order of maturity.

17. Unless otherwise specified below, this Note shall be construed under and governed by the laws of the State of Texas (including applicable federal law), but in any event TEX. FIN. CODE ANN. SECTION 346.001 et. seq. (which regulates certain revolving loan accounts and revolving tripartite accounts) shall not apply to the loan evidenced by this Note.

18. Unless changed in accordance with the law, the applicable rate ceiling under Texas law shall be the indicated (weekly) rate ceiling from time to time in effect as provided in TEX. FIN. CODE ANN. Section 303.001 et seq., as amended.

19. Maker warrant and represent to the Bank, and to all other holders of this note that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in TEX. REV. CIV. STAT. ANN. ART. 5069-1D. 201, as amended.

20. This Note is secured by the pledge of the following Collateral:

a.	all present and future interests now owned or hereafter acquired by the Maker in those oil, gas, and mineral properties identified in Deeds of Trust, by and between Maker and the Lender, together with all proceeds of production therefrom;

b.	all present and future increases, profits, combinations, reclassifications, improvements and products of, accessions, attachments, and other additions to, and substitutes and replacements for, any of the Collateral;

c.	all cash and noncash proceeds and other Rights arising from or by virtue of, or from the voluntary or involuntary sale, lease or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against manufacturers of, or claims against any other persons with respect to, any of the Collateral;

d.	all present and future security for the payment to Borrower for any of the Collateral;

e.	all goods which gave or will give rise to any of the Collateral or are evidenced, identified or represented therein or thereby; and

f.	all certificates of title, manufacturer’s statements of origin, or other documents, accounts and chattel paper arising from or related to any of the Collateral.

The Collateral is covered and governed by second lien Deeds of Trust, Security Agreements, and Financing Statements, or amendments thereto, of even date herewith, covering oil and gas properties; first lien Deeds of Trust, Security Agreements, and Financing Statements, or amendments thereto, of even date herewith, covering oil and gas properties; and a Security Agreement, of even date herewith, covering time deposits. The Maker’s performance under this Note is further secured by those certain Guaranty Agreements, also of even date herewith, executed by Ronnie L. Steinocher, Lisa P. Hamilton, and Pierce Hamilton Energy Partners LP, as Guarantors, and by the Guarantors’ execution of those certain Stock Pledge Agreements, also of even date herewith. Failure to describe all or part of the security shall not be considered as a waiver of such security.

21. Bank reserves the right, exercisable in Bank’s sole discretion and without notice to Maker or any other person, to sell participations, to assign its interest or both, in all or any part of the Note or the debt evidenced by the Note.

22. By execution of this Note, Maker acknowledges the receipt of the following notices from Bank:

THIS NOTE, AND ALL OTHER LOAN PAPERS EXECUTED SUBSTANTIALLY CONCURRENTLY HEREWITH TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Address:

3327 West Wadley Avenue, Suite 3-267 Midland, Texas 79707	BARON ENERGY, INC., a Nevada corporation

By: /s/ Ronnie L. Steinocher Ronnie L. Steinocher
President

MAKER

By its signature, Bank acknowledges the truth of the notice hereinabove.

AMERICAN STATE BANK

By: /s/ Mike Marshall
Mike Marshall
Executive Vice President

BANK